Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Prudential Investment Portfolios 3:

We consent to the use of our report, dated December 17, 2018, with respect to the consolidated financial statements and consolidated financial highlights of PGIM Real Assets Fund (formerly Prudential Real Assets Fund), a series of Prudential Investment Portfolios 3, as of October 31, 2018, and for the years or periods presented therein, incorporated by reference herein. We also consent to the references to our firm under the headings “Consolidated Financial Highlights” in the prospectus and “Other Service Providers – Independent Registered Public Accounting Firm” and “Consolidated Financial Statements” or in the statement of additional information.

New York, New York

January 25, 2019